Exhibit 99.1

After record non-election-year free cash flow, Scripps turns to big political-year expectations
Free cash flow of $280 million far exceeded even recent projections, driven by a strong advertising market and sales execution in Local, Networks divisions

Feb. 25, 2022

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) reported impressive year-over-year, adjusted combined revenue growth of 14% for its Scripps Networks division and 8% for its Local Media division core advertising, for the fourth quarter of 2021.
The company’s $280 million of 2021 free cash flow is its largest for a non-election year since before it spun off its cable networks in 2008. Management had raised its FCF guide three times over the course of the year as the advertising market rebounded, company sales performance accelerated and expenses remained stable.

Looking ahead, Scripps expects about $270 million of political advertising revenue this year. The 2022 mid-terms projection would be up about 40% from Scripps’ political revenue in the last mid-term election year and would help drive an approximately 50% year-over-year increase in 2022 free cash flow, to a range of $400-$450 million.

Other highlights:
•Local Media adjusted-combined core advertising grew by 8% in the fourth quarter, reaching 2019 levels for the second consecutive quarter. Sales execution and new category growth continued to provide a tailwind to financial results.
•Scripps Networks delivered full-year 2021 adjusted-combined revenue growth of 13% and a margin of 41% – outpacing expectations for its first full year of operations while investing in growth initiatives.
•Scripps’ national entertainment network Bounce grew its audience by 24% among viewers 25-54 in the fourth quarter as it added The Nick Cannon Show and several popular syndicated shows and upgraded its movie library. For the first time ever, in the fourth quarter Bounce outperformed cable network BET among total viewers (total-day basis). In addition, the Bounce XL streaming service launched last fall and is already garnering more than 1.1 million hours of monthly viewing.
•In 2021, Scripps paid down a total of $581 million in debt. The company expects to continue its path of significantly paying down debt in 2022.
•The Scripps Howard Foundation, whose philanthropy reflects the company’s ESG imperatives and its mission to create a better-informed world, gave $6.4 million in 2021 to causes including journalism education, childhood literacy and supporting vital needs in communities where Scripps does business.

“Scripps shareholders have much to celebrate in the company’s fourth-quarter and full-year 2021 financial results, especially our delivery of record non-election year free cash flow of $280 million during a period when our country’s economy was emerging from a global pandemic,” said Scripps President and CEO Adam Symson.

“I am extremely proud of Scripps’ local sales teams, which were working diligently – and remotely – last year to win significant new-to-television advertising business, expanding advertisers’ audience reach into our local connected TV products and capitalizing on the emergence of the sports betting category.

“I am equally proud of our Scripps Networks team – barely a year old – which has come together to build a powerfully profitable operation that is laser-focused on serving the nation’s over-the-air and connected TV media consumers. This fall, our five Nielsen-rated entertainment networks were the only ones out of 10 comparable portfolios to grow audience year over year. You can clearly see the results of that audience growth in the division’s strong Q4 revenue performance.

“Scripps Networks already capture 25% of viewing in the expanding OTA marketplace, and as we move through 2022, we are devoting ourselves to continued viewership and revenue growth. Among our plans is a marketing campaign on how to watch over-the-air TV and the wide range of quality content you find on it. This campaign is part of Scripps’ effort to carve out our own valuable corner of the television ecosystem: free, ad-supported platforms such as OTA, FAST and AVOD that serve subscription-weary Americans.”

Operating results
Effective with the close of the ION acquisition on Jan. 7, 2021, the company realigned its internal reporting structure and changed the reporting of its businesses’ operating results to reflect this new structure. Operating results are now reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment is comprised of our nine national networks. The operating results of our divested Triton business and the other businesses that were reported in our National Media segment are aggregated into the Other segment caption.

Unless otherwise indicated, all comparisons below are to as-reported results.

Total fourth-quarter company revenue was $622 million, an increase of 5.3% or $31.2 million from the prior-year quarter, reflecting the impact of the ION acquisition.

Costs and expenses for segments, shared services and corporate were $454 million, up from $388 million in the year-ago quarter, reflecting the impact of the ION acquisition and higher affiliation fees from within our Local Media division.

Income from continuing operations attributable to the shareholders of Scripps was $40.2 million or 43 cents per share. Pre-tax costs for the quarter included: $4.8 million of acquisition and related integration costs as well as $1.6 million loss on extinguishment of debt from the redemption of $15.4 million of our 2027 senior notes and $22 million of our 2031 senior notes. These items decreased income from continuing operations by $4.8 million, net of taxes, or 5 cents per share. In the prior-year quarter, income from continuing operations was $114 million or $1.35 per share. The prior-year quarter included gains from the sale of WPIX totaling $6.5 million and $2.6 million of acquisition and related integration costs. These items increased prior-year quarter income by $2.9 million, net of taxes, or 4 cents per share.

Fourth-quarter 2021 as-reported results by segment compared to prior-period amounts:
Local Media
Revenue from Local Media was $351 million, down 26%, in this non-election year.

Core advertising revenue increased 1.5% to $183 million.

Political revenue was $11.1 million, compared to $138 million in the prior-year quarter, which included a presidential election race.

Retransmission revenue decreased 1% to $152 million.

Segment expenses decreased 2.2% to $269 million, driven by the sale of our WPIX television station on Dec. 30, 2020.

Segment profit was $82.2 million, compared to $202 million in the year-ago quarter.

Scripps Networks
Fourth-quarter revenue from Scripps Networks was $273 million. Expenses for Scripps Networks were $167 million. Segment profit was $106 million.

Fourth-quarter 2021 adjusted-combined results by segment compared to prior-period amounts:
In order to provide more meaningful year-over-year comparisons, we are providing non-GAAP supplemental information for certain revenues and expenses for the prior-year periods on an adjusted-combined basis.

The adjusted-combined revenue and expense information illustrates what the historical results of Scripps would have been, given the assumptions outlined in the supplemental materials and had the transactions been effective at the beginning of 2020. Refer to the “Supplemental Information” section that begins on page E-8 of the attached tables.

Local Media – Adjusted-Combined Basis
Adjusted-combined revenue from Local Media was $351 million, down $110 million or 24% from the prior-year quarter.

Core advertising rose 8.1% to $183 million.

Political advertising revenue was $137 million in the fourth quarter of 2020, which included a presidential election race, compared to $11.1 million in the current period.

Retransmission revenue increased 0.7%.

Segment expenses increased 3.9%, primarily driven by network affiliation fees.

Segment profit was $82.2 million, compared to $202 million in the year-ago quarter.

Scripps Networks – Adjusted-Combined Basis
Adjusted-combined revenue from Scripps Networks was $273 million, up $33.3 million or 14% from the prior-year quarter.

Segment expenses increased 14%.

Segment profit was $106 million, compared to $93.2 million in the year-ago quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $100 million. That amount included $34.3 million in proceeds from the sale of the KMGH building in Denver that were restricted until January 2022. Total debt was $3.2 billion.

On Jan. 7, 2021, the company executed an $800 million term loan with its bank group and issued $600 million of series A preferred shares to Berkshire Hathaway, Inc. The proceeds from these transactions, in combination with the $1.05 billion of bonds issued on Dec. 30, 2020, and cash on hand, provided the financing for the ION acquisition. Under the terms of Berkshire Hathaway’s preferred equity investment, Scripps is prohibited from paying dividends and purchasing its shares until all preferred shares are redeemed.

During 2021, we redeemed a total of $437 million of the outstanding principal on our senior notes, including $37.4 million in Q4, and we made additional principal payments on our term loans totaling $125 million, including $25 million in Q4. In addition, we made mandatory principal payments of $18.6 million in 2021, for a total of $581 million reduction in gross debt.

Year-to-date operating results
The following comparisons are for the period ending Dec. 31, 2021:

In 2021, revenue was $2.3 billion, which compares to revenue of $1.9 billion in 2020. Political revenue was $272 million in the 2020 election year.

Costs and expenses for segments, shared services and corporate were $1.7 billion, up from $1.4 billion in the year-ago period, reflecting the impact of the ION acquisition and higher affiliation fees.

Income from continuing operations attributable to the shareholders of Scripps was $66.5 million or 74 cents per share. The 2021 period included: an $81.8 million gain from the sale of Triton; a $15.3 million loss on extinguishment of debt; a $99.1 million non-cash adjustment due to the increase in the fair value of the outstanding common stock warrant liability; $40.4 million of acquisition and related integration costs; $9.4 million of restructuring costs; and a $32.6 million gain on the sale of our Denver KMGH television station building. These items decreased income from continuing operations by $58.8 million, net of taxes, or 67 cents per share. In the prior-year period, income from continuing operations was $154 million or $1.83 per share. Pre-tax costs for the prior year included $18.7 million of acquisition and related integration costs and gains from the sale of WPIX totaling $6.5 million that decreased income from continuing operations by $9.1 million, net of taxes, or 11 cents per share.

Looking ahead
Comparisons for our segments are to the same period in 2021 on an adjusted-combined basis.

First-quarter 2022
Local Media revenue	Up low single digits percent range
Local Media expense	Up high single digits percent range
Scripps Networks revenue	Up about 10 percent
Scripps Networks expense	Up mid-20s percent range
Shared services and corporate	About $24 million

Full-Year 2022
Interest paid	$130-$140 million
Pension expense	No required contribution in 2022
Capital expenditures	$70-$80 million
Taxes paid	$100-$110 million
Depreciation and amortization	About $160 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (844) 867-6169 (U.S.) or (409) 207-6975 (international) and give the access code 3859521 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. Eastern time Feb. 25 until midnight March 25. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 1094530.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties, including those engendered by the COVID-19 pandemic, that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery, Laff and TrueReal. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2021	2020	2021	2020

Operating revenues	$622,291	$591,110	$2,283,532	$1,857,478
Segment, shared services and corporate expenses	(453,594)	(388,468)	(1,701,331)	(1,427,496)
Acquisition and related integration costs	(4,791)	(2,619)	(40,373)	(18,678)
Restructuring costs	—	—	(9,436)	—
Depreciation and amortization of intangible assets	(39,578)	(26,309)	(161,922)	(107,155)
Gains (losses), net on disposal of property and equipment	(679)	67	30,275	(661)
Operating expenses	(498,642)	(417,329)	(1,882,787)	(1,553,990)
Operating income	123,649	173,781	400,745	303,488
Interest expense	(38,259)	(22,810)	(165,164)	(92,994)
Loss on extinguishment of debt	(1,572)	—	(15,347)	—
Defined benefit pension plan expense	(93)	(1,075)	(343)	(4,388)
Gain on sale of Triton business	—	—	81,784	—
Losses on stock warrant	—	—	(99,118)	—
Miscellaneous, net	(8,585)	1,864	(15,469)	2,914
Income from continuing operations before income taxes	75,140	151,760	187,088	209,020
Provision for income taxes	(22,323)	(37,459)	(71,189)	(55,456)
Income from continuing operations, net of tax	52,817	114,301	115,899	153,564
Income (loss) from discontinued operations, net of tax	(14)	130,366	6,813	115,769
Net income	52,803	244,667	122,712	269,333
Preferred stock dividends	(12,576)	—	(49,372)	—
Net income attributable to the shareholders of The E.W. Scripps Company	$40,227	$244,667	$73,340	$269,333
Net income per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:
Income from continuing operations	$0.43	$1.35	$0.74	$1.83
Income from discontinued operations	—	1.55	0.08	1.39
Net income per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.43	$2.89	$0.81	$3.21

Diluted weighted-average shares outstanding	91,206	82,467	87,979	81,831
See notes to results of operations.
The sum of net income per share from continuing and discontinued operations may not equal the reported total net income per share as each is calculated independently.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Effective with the January 7, 2021 close of the ION acquisition, we realigned our internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment, which includes the recently acquired ION business, is comprised of nine national television networks that reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.
The operating results of the sold Triton business, and our other national businesses that were previously reported in our National Media segment, are aggregated with our remaining business activities in the Other segment caption.
Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including information technology, certain employee benefits and shared services to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.
Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan expense, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our business segments is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Local Media	$350,734	$476,358	(26.4)%	$1,319,468	$1,488,237	(11.3)%
Scripps Networks	272,938	92,844		951,883	309,076
Other	2,546	25,194	(89.9)%	26,924	73,010	(63.1)%
Intersegment eliminations	(3,927)	(3,286)	19.5%	(14,743)	(12,845)	14.8%
Total operating revenues	$622,291	$591,110	5.3%	$2,283,532	$1,857,478	22.9%

Segment profit (loss):
Local Media	$82,169	$201,886	(59.3)%	$268,140	$444,243	(39.6)%
Scripps Networks	106,431	12,709		389,278	28,324
Other	(154)	5,100		359	18,173	(98.0)%
Shared services and corporate	(19,749)	(17,053)	15.8%	(75,576)	(60,758)	24.4%
Acquisition and related integration costs	(4,791)	(2,619)		(40,373)	(18,678)
Restructuring costs	—	—		(9,436)	—
Depreciation and amortization of intangible assets	(39,578)	(26,309)		(161,922)	(107,155)
Gains (losses), net on disposal of property and equipment	(679)	67		30,275	(661)
Interest expense	(38,259)	(22,810)		(165,164)	(92,994)
Loss on extinguishment of debt	(1,572)	—		(15,347)	—
Defined benefit pension plan expense	(93)	(1,075)		(343)	(4,388)
Gain on sale of Triton business	—	—		81,784	—
Losses on stock warrant	—	—		(99,118)	—
Miscellaneous, net	(8,585)	1,864		(15,469)	2,914
Income from continuing operations before income taxes	$75,140	$151,760		$187,088	$209,020

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Core advertising	$183,476	$180,778	1.5%	$663,864	$609,537	8.9%
Political	11,102	138,220	(92.0)%	22,693	266,683	(91.5)%
Retransmission and carriage fees	151,806	153,265	(1.0)%	617,292	594,359	3.9%
Other	4,350	4,095	6.2%	15,619	17,658	(11.5)%
Total operating revenues	350,734	476,358	(26.4)%	1,319,468	1,488,237	(11.3)%
Segment costs and expenses:
Employee compensation and benefits	110,143	121,598	(9.4)%	433,989	447,669	(3.1)%
Programming	108,415	102,090	6.2%	438,719	405,604	8.2%
Other expenses	50,007	50,784	(1.5)%	178,620	190,721	(6.3)%
Total costs and expenses	268,565	274,472	(2.2)%	1,051,328	1,043,994	0.7%
Segment profit	$82,169	$201,886	(59.3)%	$268,140	$444,243	(39.6)%

Operating results for Scripps Networks segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2021	2020	Change	2021	2020	Change

Total operating revenues	$272,938	$92,844		$951,883	$309,076
Segment costs and expenses:
Employee compensation and benefits	30,464	15,693	94.1%	103,624	55,330	87.3%
Programming	85,808	36,911		288,484	137,305
Other expenses	50,235	27,531	82.5%	170,497	88,117	93.5%
Total costs and expenses	166,507	80,135		562,605	280,752
Segment profit	$106,431	$12,709		$389,278	$28,324

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2021	2020

ASSETS
Current assets:
Cash and cash equivalents	$66,223	$576,021
Restricted cash	34,257	1,050,000
Other current assets	601,801	468,164
Total current assets	702,281	2,094,185
Investments	21,632	14,404
Property and equipment	456,945	343,920
Operating lease right-of-use assets	124,821	51,471
Goodwill	2,913,384	1,203,212
Other intangible assets	1,910,311	975,444
Programming	510,316	138,701
Miscellaneous	18,624	38,049
TOTAL ASSETS	$6,658,314	$4,859,386

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$83,931	$68,139
Unearned revenue	20,000	14,101
Current portion of long-term debt	18,612	10,612
Accrued expenses and other current liabilities	389,337	265,604
Total current liabilities	511,880	358,456
Long-term debt (less current portion)	3,129,393	2,923,359
Other liabilities (less current portion)	1,046,607	414,306
Total equity	1,970,434	1,163,265
TOTAL LIABILITIES AND EQUITY	$6,658,314	$4,859,386

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020

Numerator (for basic and diluted earnings per share)
Income from continuing operations, net of tax	$52,817	$114,301	$115,899	$153,564
Less income allocated to RSUs	(1,145)	(3,052)	(1,855)	(3,711)
Less preferred stock dividends	(12,576)	—	(49,372)	—
Numerator for basic and diluted earnings per share	$39,096	$111,249	$64,672	$149,853
Denominator
Basic weighted-average shares outstanding	82,533	81,650	82,327	81,418
Effective of dilutive securities:
Restricted stock units	1,124	817	941	413
Common stock warrant	7,549	—	4,711	—
Diluted weighted-average shares outstanding	91,206	82,467	87,979	81,831

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, loss (gain) on business and asset disposals, mark-to-market losses (gains), acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020

Income from continuing operations, net of tax	$52,817	$114,301	$115,899	$153,564
Provision for income taxes	22,323	37,459	71,189	55,456
Interest expense	38,259	22,810	165,164	92,994
Loss on extinguishment of debt	1,572	—	15,347	—
Defined benefit pension plan expense	93	1,075	343	4,388
Share-based compensation costs	4,006	3,863	22,334	14,015
Depreciation	15,048	12,101	58,357	50,416
Amortization of intangible assets	24,530	14,208	103,565	56,739
Losses (gains), net on disposal of property and equipment	679	(67)	(30,275)	661
Acquisition and related integration costs	4,791	2,619	40,373	18,678
Restructuring costs	—	—	9,436	—
Gain on sale of Triton business	—	—	(81,784)	—
Losses on stock warrant	—	—	99,118	—
Miscellaneous, net	8,585	(1,864)	15,469	(2,914)
Adjusted EBITDA	172,703	206,505	604,535	443,997
Capital expenditures	(16,181)	(7,360)	(62,378)	(46,477)
Proceeds from FCC Repack	1,864	9,201	20,062	28,365
Preferred stock dividends	(12,000)	—	(45,067)	—
Interest paid	(15,441)	(16,951)	(126,257)	(82,532)
Income taxes refunded (paid), net of tax indemnification reimbursements	(27,660)	13,656	(85,621)	13,222
Contributions for defined retirement plans	(257)	(3,401)	(25,117)	(33,869)
Free cash flow	$103,028	$201,650	$280,157	$322,706

ADJUSTED COMBINED SUPPLEMENTAL INFORMATION

Due to the effect that the ION acquisition and WPIX television station disposition has on our segment operating results, and to provide meaningful period over period comparisons, we are presenting supplemental non-GAAP (Generally Accepted Accounting Principles) information for certain financial results on an adjusted combined basis. The adjusted combined financial results have been compiled by adding, as of the earliest period presented, the impact from the acquired ION television stations' historical revenue, employee compensation and benefits, programming and other expenses to Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions reported within the Scripps Networks segment. Similarly, WPIX’s historical revenue, employee compensation and benefits, programming and other expenses have been subtracted, as of the earliest period presented, from Scripps’ historical revenue, employee compensation and benefits, programming and other expenses captions historically reported within our Local Media segment. These historical results are adjusted for certain intercompany adjustments and other impacts that would result from the companies operating under the ownership of Scripps as of the earliest period presented.

Effective with the January 7, 2021 close of the ION acquisition, we realigned the Company’s internal reporting structure and changed the reporting of our businesses’ operating results to reflect this new structure. Under the new structure, our operating results are reported under Local Media, Scripps Networks and Other segment captions. The Scripps Networks segment includes the recently acquired ION business as well as eight other national television networks. Our recently sold Triton business and other national businesses that were previously reported in our National Media segment are aggregated with our remaining business activities in the Other segment caption.

Management uses the adjusted combined non-GAAP supplemental information for purposes of evaluating the Company’s segment results. The company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the company’s businesses through the eyes of management, facilitating comparison of Local Media and Scripps Networks results across historical periods and providing a focus on the underlying ongoing operating performance of our segments.

The company uses the adjusted combined non-GAAP supplemental information to supplement the financial information presented on a GAAP historical basis. This non-GAAP supplemental information is not to be considered in isolation from, or as a substitute for, the related GAAP measures, and should be read only in conjunction with financial information presented on a GAAP basis.

The adjusted combined financial results contained in the following supplemental information is for informational purposes only. These results do not necessarily reflect what the historical results of Scripps would have been if the acquisition of ION or sale of WPIX had occurred on January 1, 2020. Nor is this information necessarily indicative of the future results of operations of the combined entities.

The adjusted combined financial information is not pro forma information prepared in accordance with Article 11 of SEC regulation S-X, and the preparation of information in accordance with Article 11 would result in a significantly different presentation.

Local Media adjusted combined segment profit

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2021	2020	Change	2021	2020	Change

Segment operating revenues:
Core advertising	$183,476	$169,731	8.1%	$663,864	$568,625	16.7%
Political	11,102	137,438	(91.9)%	22,693	264,827	(91.4)%
Retransmission and carriage fees	151,806	150,775	0.7%	617,292	578,816	6.6%
Other	4,350	2,937	48.1%	15,619	12,322	26.8%
Total operating revenues	350,734	460,881	(23.9)%	1,319,468	1,424,590	(7.4)%
Segment costs and expenses:
Employee compensation and benefits	110,143	112,994	(2.5)%	433,989	414,622	4.7%
Programming	108,415	99,441	9.0%	438,719	394,384	11.2%
Other expenses	50,007	46,142	8.4%	178,620	171,055	4.4%
Total costs and expenses	268,565	258,577	3.9%	1,051,328	980,061	7.3%
Segment profit	$82,169	$202,304	(59.4)%	$268,140	$444,529	(39.7)%
Non-GAAP reconciliation

Below is a reconciliation of Scripps historical reported revenue and segment profit for its Local Media segment to the adjusted combined revenue and adjusted combined segment profit for the Local Media segment following the sale of WPIX.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020

Local Media operating revenues, as reported	$350,734	$476,358	$1,319,468	$1,488,237
WPIX disposition	—	(15,477)	—	(63,647)
Local Media adjusted combined operating revenues	$350,734	$460,881	$1,319,468	$1,424,590

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020

Local Media segment profit, as reported	$82,169	$201,886	$268,140	$444,243
WPIX disposition	—	418	—	286
Local Media adjusted combined segment profit	$82,169	$202,304	$268,140	$444,529

Scripps Networks adjusted combined segment profit

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2021	2020	Change	2021	2020	Change

Total operating revenues	$272,938	$239,624	13.9%	$958,605	$847,248	13.1%
Segment costs and expenses:
Employee compensation and benefits	30,464	34,571	(11.9)%	104,772	109,084	(4.0)%
Programming	85,808	69,758	23.0%	290,519	269,851	7.7%
Other expenses	50,235	42,140	19.2%	171,053	148,100	15.5%
Total costs and expenses	166,507	146,469	13.7%	566,344	527,035	7.5%
Segment profit	$106,431	$93,155	14.3%	$392,261	$320,213	22.5%

Non-GAAP reconciliation
Below is a reconciliation of Scripps historical reported revenue and segment profit for its Scripps Networks segment to the adjusted combined revenue and adjusted combined segment profit for the Scripps Networks segment following the acquisition of ION.

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020

Scripps Networks operating revenues, as reported	$272,938	$92,844	$951,883	$309,076
ION acquisition	—	146,780	6,722	538,172
Scripps Networks adjusted combined operating revenues	$272,938	$239,624	$958,605	$847,248

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2021	2020	2021	2020

Scripps Networks segment profit, as reported	$106,431	$12,709	$389,278	$28,324
ION acquisition	—	80,446	2,983	291,889
Scripps Networks adjusted combined segment profit	$106,431	$93,155	$392,261	$320,213